                                                                  EXHIBIT 99

KV PHARMACEUTICAL COMPANY

                                       CONTACT:
                                       CATHERINE M. BIFFIGNANI
                                       VICE PRESIDENT, INVESTOR RELATIONS
                                       314-645-6600

                                       [KV Pharmaceutical logo]

FOR IMMEDIATE RELEASE

            KV PHARMACEUTICAL COMPANY REPORTS RECORD REVENUES FOR
                  FISCAL 2006 SECOND QUARTER AND SIX MONTHS

               THREE-MONTH REVENUES UP 21%, SIX-MONTHS UP 25%

     COMPANY REPORTS SECOND QUARTER DILUTED EARNINGS PER SHARE OF $0.21

      REVENUES FOR THER-RX BRANDED DIVISION UP 73% FOR FIRST SIX MONTHS

St. Louis, Mo, November 9, 2005 - KV Pharmaceutical Company (NYSE: KVa/KVb) today reported strong revenue growth for the second quarter and first six months of fiscal 2006 ended September 30, 2005.

Revenues for the second quarter increased 21% to $96.3 million, compared to $79.3 million for the second quarter of fiscal 2005. The Company reported a 51% increase in revenues at its Ther-Rx branded drug unit and a 13% increase at its ETHEX generic/non-branded unit, compared with the prior year quarter. Gross profit for the second quarter increased to $62.3 million, up $9.8 million, or 19% over the prior year's quarter, due primarily to higher Ther-Rx sales which represented 35% of overall revenues versus 28% for the second quarter of fiscal 2005.

Net income for the September quarter was $11.5 million, or $0.21 per diluted share. The decrease from the $12.7 million or $0.23 per diluted share reported in the prior year period reflects planned investments in sales, marketing and promotional activities associated with the branded business.

Marc S. Hermelin, Vice Chairman and Chief Executive Officer, commented, "KV posted strong revenue growth and profits for the second quarter despite the increased expenses related to the expansion of the Company's sales, marketing and promotional platforms. Revenues at our Ther-Rx branded unit are up more than 70% through the first half of our fiscal year and now represent 36% of total corporate revenues. ETHEX reported 9% growth through the first six months, a solid performance given the challenging price


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environment for generics. We believe we are on pace to receive new approvals for ETHEX this fiscal year and continuing into next. We expect the remainder of fiscal 2006 to be positively impacted by new product approvals that could result in improved year-over-year performance."

SIX-MONTHS RESULTS

Revenues for the fiscal 2006 six-month period improved 25% to $181.8 million, compared to $145.4 million for the first six-months of fiscal 2005, as the Ther-Rx branded drug unit experienced a 73% growth in revenues in addition to the 9% growth in revenues reported by ETHEX Corporation, the Company's generic/non-branded unit, compared with the prior year period. Gross profit for the six-month period increased $26.7 million to $121.5 million, reflecting a 28% increase over the prior year's comparable period. During the first six months of fiscal 2006, the overall Company gross margin was 67%, compared to 65% during the first six months of fiscal 2005. Gross margin for the branded business continued to remain strong at 89% for the first six months, up from 87.5% reported during the first six months of fiscal 2005. ETHEX's gross margin declined to 56%, compared to 62% for the first six months of fiscal 2005 due to price erosion as well as increased sales in lower margin product categories.

As a result of the write-off of $30.4 million of in-process research and development costs ($0.62 per diluted share) during the 1st quarter for the previously announced acquisition of the development stage endometriosis product, the Company incurred a net loss for the first half of fiscal 2006 of $10.4 million, or $0.21 per diluted share. Excluding this write-off, earnings for the first six months of fiscal 2006 would have been $20.0 million, or $0.37 per diluted share, equal to the diluted earnings per share in the first six months of fiscal 2005. A reconciliation of GAAP (Generally Accepted Accounting Principles) earnings per diluted share to adjusted non-GAAP earnings per share is presented in a table attached to this release.

OPERATING REVIEW

The increases in selling and administrative expense of $11.2 million and $24.5 million for the three and six-month periods were primarily due to the following:

o $5.5 million and $9.9 million increases, respectively, in personnel costs associated with expansion of the branded sales force in fiscal 2005 and the first quarter of fiscal 2006 and an increase in management and other personnel;

o $2.3 million and $5.0 million increases, respectively, in branded marketing and promotional expense to continue promotion of our existing brands, to further promote the launch of Clindesse(TM) and to support the introduction of a new prescription nutrition supplement product and new hematinic products;

o $1.5 and $7.4 million increases, respectively, in legal and professional expense reflecting in part an increase in litigation activity. The increase in litigation activity



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     included ongoing costs associated with products we propose to bring to market as well as increased professional expenses and patent infringement actions brought by branded companies; and

o $1.3 million and $2.1 million increases, respectively, in depreciation, insurance and utilities expense associated with expansion of our office and manufacturing facilities.

We anticipate that selling and administrative expenses for the remainder of fiscal 2006 could continue at higher levels as compared to fiscal 2005 due to a full year of our most recent sales force expansion to more than 250 specialty sales representatives, continued increase in promotional expenses for existing branded products, and the continued introductory support for the three branded products recently launched in the iron deficiency and women's healthcare therapeutic areas.

Research and development expenses of $6.4 million for the second quarter of fiscal 2006 were up slightly compared to the prior year, but increased 30% to $14.1 million for the six-month period. The increase in research and development expenses was due to increased clinical spending in support of products in our internal development pipeline.

Capital expenditures for the second quarter of fiscal 2006 decreased 23%, or $4.3 million to $14.5 million, compared to $18.8 million in the second quarter of the prior year. Capital expenditures for the first six months of fiscal 2006 increased $4.3 million, or 13% to $36.9 million, compared to $32.5 for the first six months of fiscal 2005.

SECOND QUARTER HIGHLIGHTS

    o Approval to market Gynazole-1(R), KV's one-dose anytime prescription cream treatment for vaginal yeast infections by KV's partner, Gedeon Richter, Ltd in 15 of its 21 Eastern European countries/territories.

    o KV's Asian partner, Pan Malayan, receives approval to market Gynazole-1(R) in Singapore. Pan Malayan will be marketing Gynazole-1(R) in a total of six countries in the Asian region. Pan Malayan expects to begin introduction of the product, which will be marketed in Singapore as Gynafort(R), during the second half of the Company's current fiscal year.

    o Expanding the international presence of both Gynazole-1(R) and Clindesse(TM) with the conclusion of a licensing agreement with Vitaflo Scandinavia AB for both products. This agreement adds Sweden, Denmark, Norway, Finland and Iceland to the list of more than 50 markets worldwide in which KV has licenses in place for the sale of Gynazole-1(R) and is the fourth international licensing announcement for the more recently introduced Clindesse(TM). The Company expects the first launch will be Gynazole-1(R) during calendar 2006, with Clindesse(TM) to follow. Under the terms of the agreement, KV will receive licensing fees and manufacturing revenues for both products.


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    o    The conclusion of another prestigious international partner for
         KV's licensing network for Gynazole-1(R) and Clindesse(TM) with Theramex SpA for the marketing of these products in Italy. This latest agreement adds Italy to the list of more than 50 markets worldwide in which KV has licenses in place for the sale of Gynazole-1(R) and is the fifth international license for Clindesse(TM). The Company expects Gynazole-1(R) to launch first during calendar 2006 with Clindesse(TM) to follow. Under the terms of the agreement, KV will receive licensing fees and manufacturing revenues for both products.

    o Addition of new products, the Ther-Rx anemia products, Niferex Gold(TM) and Repliva 21/7(TM) and Encora(TM) in a new prescription nutritional supplement with essential fatty acids that are in the process of being introduced. Further information on these new products will be released as we move through the 3rd quarter.

BUSINESS SEGMENT HIGHLIGHTS:

Ther-Rx Corporation
-------------------

     o   73% revenue growth year-to-date
         -------------------------------
     o   Women's anti-infectives continue momentum
         -----------------------------------------
     o   Prenatal line capturing over 43% of new scripts
         -----------------------------------------------
     o   Oral hematinic franchise records the 8th consecutive quarter of
         ---------------------------------------------------------------
         total prescription growth
         -------------------------

Revenues for the Ther-Rx branded marketing division increased 51% for the quarter to $33.9 million, compared with $22.4 million for the second quarter of fiscal 2005. Revenues increased 73% for the six-month period to $66.1 million, compared with $38.3 million in the prior year period.

During the second quarter, Ther-Rx's anti-infective product Clindesse(TM) continued to show growth. Clindesse(TM) has become the fastest growing branded intra-vaginal prescription product to treat bacterial vaginosis in the United States. By September, 2005, Clindesse(TM) had captured over 17% of total prescription volume in the intra-vaginal BV market. As of the end of October, Clindesse(TM) has now captured more than 18% of total prescriptions for the intra-vaginal BV market. Clindesse(TM) contributed $6.7 million of incremental revenue for the current quarter.

For the second quarter of fiscal 2006, Gynazole-1(R) contributed $3.9 million in revenues. Today, almost one of every three prescriptions filled for an intra-vaginal cream product continues to be filled with Gynazole-1(R), which currently maintains a 30% share of the intra-vaginal prescription cream market.

Ther-Rx prenatal vitamins comprised more than 40% of TOTAL branded prenatal vitamin scripts filled for the month ending September, 2005. The Ther-Rx prenatal line also now comprises greater than 43% of all NEW branded prenatal vitamin scripts filled for the


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month ending September, 2005. This marks the highest new prescription share in the history of Ther-Rx's prenatal vitamin franchise. The Ther-Rx prenatal prescription line accounted for $11.2 million in revenues for the second quarter of fiscal 2006.

The PrimaCare(R) brand continues to be the #1 brand among prescription prenatal vitamins containing essential fatty acids in the United States - a trend that has continued for the past three years. PrimaCare(R) ONE's new prescription share grew from 8.2% at the end of the first quarter of fiscal 2006 to 12.6% at the end of the second quarter of fiscal 2006, representing the largest three month new prescription share gain among all branded prescription prenatal vitamins. PrimaCare(R) ONE also continues to show strong long term growth, capturing a 10.4% total prescription market share in September 2005, compared to a 2.4% total prescription market share in September 2004. PrimaCare(R) and PrimaCare(R) ONE now comprise more than 76% of the segment of the market for branded prescription prenatal products containing essential fatty acids.

Ther-Rx's anemia franchise recorded the 8th consecutive quarter of total prescription growth. For the current quarter, the franchise had total prescription growth of 10% compared to the second quarter of the prior year. Total prescriptions for the Niferex(R) franchise during the second quarter represented the highest level of total prescriptions filled in five years. The Chromagen(R) franchise contributed to the overall growth of the franchise by posting 13% growth in total prescriptions in the current quarter compared to the year ago period.

ETHEX Corporation
-----------------

    o    13% revenue growth for fiscal second quarter
         --------------------------------------------
    o    Higher volumes in cardiovascular, cough/cold, pain management
         -------------------------------------------------------------
    o    On track for new product approvals later in FY 2006, early FY 2007
         ------------------------------------------------------------------

Revenues for the Company's specialty generic/non-branded business increased 13% for the second quarter to $58.1 million, compared to $51.5 million for the second quarter of fiscal 2005. For the first six-months of fiscal 2006, ETHEX reported revenues of $105.8 million, or a 9% improvement over revenues of $97.3 million in the prior year period.

Revenue growth in both periods was due to increased volume from existing products in our cardiovascular, cough/cold, pain management and digestive enzyme product lines which was partially offset by product price erosion on certain products in the cardiovascular, pain management and prenatal vitamin product lines.

KV believes it has a solid pipeline of new generic products, and continues to anticipate new approvals for ETHEX later this fiscal year and continuing into fiscal 2007.

Particle Dynamics, Inc,.
------------------------

During the second quarter of fiscal 2006, sales of specialty, value-added raw material products were $4.1 million, down 18% compared to $5.0 million in the second quarter of


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fiscal 2005. For the first six months, sales were down by 2% to $9 million, compared to $9.1 million in the first six months of fiscal 2005. These decreases were due to a product reformulation by a major customer.

"Overall we are highly confident in KV's market position and prospects on both the branded and generic sides of our business," Mr. Hermelin concluded. "Ther-Rx is demonstrating successful strategic execution via expansion within categories, and into new categories, with both internally developed and acquired products. ETHEX is protecting its strong gross margins in an otherwise difficult generic environment, while continuing to evolve its pipeline and develop promising new opportunities. While we cannot control timing of approvals, we do believe these efforts will be proven over time. At the corporate level, we are making investments in the people and products critical to our future while remaining solidly profitable. We look forward to demonstrating our progress in the second half of the fiscal year."

NON-GAAP FINANCIAL INFORMATION

When disclosing financial information, KV provides information requested in accordance with GAAP, but believes that evaluating its results may be difficult if limited to reviewing only GAAP financial measures. Management does not, nor does it suggest, that investors should consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. KV presents such non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate KV's results. KV management believes it is useful to review both GAAP information that includes the in-process research and development charge discussed in this release and non-GAAP measures of earnings per share and pretax income that excludes such charge to have a better understanding of the overall performance of KV's business and its ability to perform going forward.

ABOUT KV PHARMACEUTICAL COMPANY

KV Pharmaceutical Company is a fully integrated specialty pharmaceutical company that develops, manufactures and markets and acquires technology-distinguished branded and generic/non-branded prescription pharmaceutical products. The Company markets its technology distinguished products through ETHEX Corporation, a national leader in pharmaceuticals that compete with branded products, and Ther-Rx Corporation, its emerging branded drug subsidiary. KV has consistently ranked as one of America's fastest growing small companies, most recently by Forbes' in its November 2004 issue.

For further information about KV Pharmaceutical Company, please visit the Company's corporate website at www.kvpharmaceutical.com.

SAFE HARBOR

The information in this release may contain various forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 ("PSLRA") and which may be based on or include assumptions concerning KV's operations, future results and prospects. Such statements may be identified by the use of


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words like "plans", "expect", "aim", "believe", "projects", "anticipate",
"commit", "intend", "estimate", "will", "should", "could" and other expressions that indicate future events and trends.

All statements that address expectations or projections about the future, including without limitation, statements about the Company's strategy for growth, product development, regulatory approvals, market position, expenditures and financial results, are forward-looking statements.

All forward-looking statements are based on current expectations and are subject to risk and uncertainties. In connection with the "safe harbor" provisions, KV provides the following cautionary statements identifying important economic, political and technology factors which, among others, could cause actual results or events to differ materially from those set forth or implied by the forward-looking statements and related assumptions.

Such factors include (but are not limited to) the following: (1) changes in the current and future business environment, including interest rates and capital and consumer spending; (2) the difficulty of predicting FDA approvals, including timing, and that any period of exclusivity may not be realized; (3) acceptance and demand for new pharmaceutical products; (4) the impact of competitive products and pricing; (5) new product development and launch including but not limited to the possibility that any product launch may be delayed or that product acceptance may be less than anticipated; (6) reliance on key strategic alliances; (7) the availability of raw materials;
(8) the regulatory environment; (9) fluctuations in operating results; (10) the difficulty of predicting international regulatory approvals, including timing; (11) the difficulty of predicting the pattern of inventory movements by the Company's customers; (12) the impact of competitive response to the Company's sales, marketing and strategic efforts; (13) risks that the Company may not ultimately prevail in litigation; and (14) the risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

This discussion is by no means exhaustive, but is designed to highlight important factors that may impact the Company's outlook. We are under no obligation to update any of the forward-looking statements after the date of this report.

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KV PHARMACEUTICAL COMPANY

RECONCILIATION OF GAAP-BASED EPS TO ADJUSTED NON-GAAP EPS
FOR THE SIX-MONTHS ENDED SEPTEMBER 30, 2005
-------------------------------------------
(UNAUDITED IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                     Income Effect
-----------------------------------------------------------------------------------------------

                                                           PER SHARE             AMOUNT
                                                           ---------             ------

Loss as reported                                            $(0.21)             $(10,429)

After tax effect of:
  Write-off of acquired in-process research
   and development (1)                                        0.62                30,441

  Dilutive securities (2)                                    (0.04)                2,050
                                                            ------              --------

Earnings per common share - assuming dilution,
  net of acquired in-process research and development
  and direct acquisition related costs                      $ 0.37              $ 22,062
                                                            ======              ========

(1) Includes transaction costs of $871
(2) Impact of additional shares required on conversion of dilutive securities.


RECONCILIATION OF GAAP-BASED PRETAX INCOME AND NET INCOME TO ADJUSTED
---------------------------------------------------------------------
NON-GAAP PRETAX INCOME AND NET INCOME
-------------------------------------

Pretax loss as reported                                                         $   (348)

Write-off of acquired in-process research and
  Development (1)                                                                 30,441
                                                                                --------

Pretax income, net of acquired in-process  research
  and development and direct acquisition related costs                            30,093

Provision for income taxes                                                        10,081
                                                                                --------

Adjusted net income excluding in-process
  research and development and direct acquisition
  related costs                                                                 $ 20,012
                                                                                ========

(1) Includes transaction costs of $871



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
                                    KV PHARMACEUTICAL COMPANY AND SUBSIDIARIES
                                           CONSOLIDATED FINANCIAL RESULTS
                                   (unaudited; in thousands, except per share data)
====================================================================================================================

                                     CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                          THREE MONTHS ENDED                  SIX MONTHS ENDED
                                                              SEPTEMBER 30,                     SEPTEMBER 30,
                                                        ------------------------          --------------------------
                                                          2005             2004             2005              2004
====================================================================================================================

Net revenues:
     Branded products                                   $33,875          $22,378          $ 66,116          $ 38,297
     Specialty generics                                  58,085           51,492           105,837            97,334
     Specialty materials and other                        4,361            5,452             9,842             9,778
                                                        ------------------------          --------------------------
         Total net revenues                              96,321           79,322           181,795           145,409
Cost of sales                                            34,044           26,856            60,246            50,590
                                                        ------------------------          --------------------------
Gross profit                                             62,277           52,466           121,549            94,819
                                                        ------------------------          --------------------------
Operating expenses:
     Research and development                             6,420            6,201            14,052            10,825
     Purchased in-process research and development            -                -            30,441                 -
     Selling and administrative                          36,940           25,700            74,299            49,831
     Amortization of intangible assets                    1,211            1,148             2,391             2,270
     Litigation                                               -             (843)                -              (843)
                                                        ------------------------          --------------------------
         Total operating expenses                        44,571           32,206           121,183            62,083
                                                        ------------------------          --------------------------

Operating income                                         17,706           20,260               366            32,736
                                                        ------------------------          --------------------------

Other expense (income):

     Interest expense                                     1,467            1,588             2,844             3,034
     Interest and other income                           (1,077)            (919)           (2,130)           (1,432)
                                                        ------------------------          --------------------------
         Total other expense, net                           390              669               714             1,602
                                                        ------------------------          --------------------------
Income (loss) before income taxes                        17,316           19,591              (348)           31,134
Provision for income taxes                                5,801            6,915            10,081            10,897
                                                        ------------------------          --------------------------

Net income (loss)                                       $11,515          $12,676          $(10,429)         $ 20,237
                                                        ========================          ==========================

Net income (loss) per Common share - diluted            $  0.21          $  0.23          $  (0.21)         $   0.37
                                                        ========================          ==========================

Average shares outstanding - diluted                     59,158           59,244            49,298            59,434

====================================================================================================================

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
=========================================================================================

                        CONDENSED CONSOLIDATED FINANCIAL INFORMATION

                                                                2005              2004
=========================================================================================

Balance Sheet Information (as of September 30)
     Cash and cash equivalents                                $  59,144         $ 149,544
     Marketable securities                                       95,185            45,377
     Receivables, net                                            69,975            76,004
     Inventory, net                                              58,247            51,275
     Prepaid and other current assets                             5,614            10,137
     Deferred tax asset                                           8,891                 -
                                                              ---------------------------
         Total current assets                                   297,056           332,337
     Property and equipment, net                                163,103           104,553
     Intangible assets and goodwill                              74,946            79,599
     Other assets                                                18,931            13,210
                                                              ---------------------------
                                                              $ 554,036         $ 529,699
                                                              ===========================
     Current liabilities                                      $  37,139         $  31,266
     Long-term debt and other long-term liabilities             234,359           219,342
     Shareholders' equity                                       282,538           279,091
                                                              ---------------------------
                                                              $ 554,036         $ 529,699
                                                              ===========================

     Working capital                                          $ 259,917         $ 301,071
     Working capital ratio                                     8.0 to 1         10.6 to 1
     Debt to equity ratio                                      .74 to 1          .78 to 1


Cash Flow Information (six months ended September 30)
     Net cash provided by (used in):
         Operating activities                                 $  22,838         $     211
         Investing activities                                  (123,312)          (42,742)
         Financing activities                                      (207)              494
                                                              ---------------------------
     Decrease in cash and cash equivalents                     (100,681)          (42,037)
     Cash and cash equivalents, beginning of year               159,825           191,581
                                                              ---------------------------
     Cash and cash equivalents, end of period                 $  59,144         $ 149,544
                                                              ===========================

=========================================================================================

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